Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 10:00 AM ET, December 14, 2010

eOn Communications Reports First Quarter Revenue Increase

CORINTH, MS (December 14, 2010) – eOn Communications Corporation™ (NASDAQ: EONC) (the “Company”), a leading provider of telecommunications solutions, today reported first fiscal quarter results for the period ended October 31, 2010.

First quarter revenue increased 30% to $5,863,000 from $4,525,000 in the first quarter of last year, primarily due to the inclusion of Cortelco Systems Puerto Rico revenue in which majority ownership was acquired on June 9, 2010. Net loss for the quarter was $247,000 or $0.09 per common share compared to net income of $379,000 or $0.14 per common share in the quarter ended October 31, 2009. Our operating results were negatively impacted by an inventory reserve provision of approximately $119,000 attributable to our China operations. Also included in net income for the quarter was $156,000 of imputed interest expense due to the amortization of the difference between the face value of the contingent obligation to the former Cortelco shareholders and the discounted present value of the note payable recorded on the balance sheet. Net loss for the quarter excluding the impact of the imputed interest expense was $91,000 or $0.03 per common share.

Mr. David Lee, chairman of eOn’s Board of Directors noted, “Our increase in revenue is encouraging and reflects our continued commitment and plan of sustained profitability. Our net income for the quarter excluding imputed interest and the extraordinary inventory reserve provision was $28,000 despite continued adverse economic conditions.”

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	Three Months Ended October 31,
	2010	2009
REVENUE
Net revenue	$5,863	$4,525

COST OF REVENUE
Cost of revenue	4,250	2,804

Gross profit	1,613	1,721

OPERATING EXPENSE
Selling, general and administrative	1,571	1,155
Research and development	133	137
Other expenses	33	19

Total operating expense	1,737	1,311

(Loss) income from operations	(124)	410

OTHER INCOME (EXPENSE)
Interest expense, net	(158)	(53)
Equity in earnings of unconsolidated investee	—	1

Total other expense	(158)	(52)

(Loss) income before income taxes	(282)	358

Income tax expense (benefit)	—	(21)

Net (loss) income	(282)	379
Less: Net loss attributable to noncontrolling interest	(35)	—

Net (loss) income attributable to eOn Communications shareholders	$(247)	$379

COMPREHENSIVE (LOSS) INCOME
Net (loss) income	$(247)	$379
Unrealized gains on available-for-sale securities	—	4
Foreign currency translation adjustment	2	—

Comprehensive (loss) income	$(245)	$383

Weighted average shares outstanding
Basic	2,855	2,735

Diluted	2,855	2,736

Basic (loss) income per share	$(0.09)	$0.14

Diluted (loss) income per share	$(0.09)	$0.14

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eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	October 31,	July 31,
	2010	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,518	$4,108
Trade accounts receivable, net of allowance of $235 and $235, respectively	3,863	4,168
Trade accounts receivable - related party	—	8
Inventories	4,629	4,948
Prepaid and other current assets	321	257

Total current assets	12,331	13,489

Property and equipment, net	261	279
Intangibles, net	978	847
Investments	990	990

Total assets	$14,560	$15,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,849	$2,361
Notes payable - related party	882	674
Accrued expenses and other	1,922	1,977

Total current liabilities	4,653	5,012

Notes payable - related party, net of current portion	3,195	3,647

Total liabilities	7,848	8,659

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.005 par value (10,000,000 shares authorized, 2,997,546 and 2,989,269 shares issued, respectively)	15	15
Additional paid-in capital	56,264	56,269
Treasury stock, at cost (139,580 shares)	(1,503)	(1,503)
Accumulated deficit	(48,636)	(48,389)
Accumulated other comprehensive income	112	110

Total eOn Communications Corp. stockholders’ equity	6,252	6,502
Noncontrolling interest	460	444

Total stockholders’ equity	6,712	6,946

Total liabilities and stockholders’ equity	$14,560	$15,605

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